Exhibit 4.10

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is made as of the 3rd day of February, 2010 (the “Effective Date”), by and between B.O.S Better Online Solutions Ltd. (the “Company”) and Dimex Systems (1988) Ltd. (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Company, the Lender and Dimex Hagalil Ltd. entered into an Asset Purchase Agreement dated January 29, 2008; and

WHEREAS, on March 23, 2009 the parties amended the APA to provide, among other things, for a revised schedule of payments of the outstanding portion of the Purchase Price (as defined in the APA) (the “First Amendment”); and

WHEREAS, on February 3rd, 2010 the parties further amended the APA (the “Second Amendment”), and pursuant to such Second Amendment,  an amount of NIS600,000 of the Purchase Price (the “Converted Amount”) shall be converted into a Loan on terms and conditions similar to those applicable to the “Last Installment” as defined under the First Amendment; and

WHEREAS, under the provisions of the Second Amendment the Company has agreed to issue to the Lender an Additional Warrant, as more fully provided below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Lender hereby agrees as follows:

Section 1.                      Loan and Warrant.

1.1.           As of the Effective Date, subject to the conditions set forth in this Agreement and on the basis of the Company representations and warranties hereinafter set forth in Section 4 hereto, the Converted Amount  is converted into a convertible loan pursuant to the terms hereof (the “Loan”).

1.2.            Issuance of Warrants. Attached hereto are the following warrants:

1.2.1.
Loan Warrant: A warrant to purchase 49,721 Ordinary Shares of the Company, nominal value NIS20.00 each (each, a “Share” and collectively, the “Shares”) equal to the number of Shares issuable upon conversion of the entire Converted Amount into Shares (100% warrant coverage), all as listed in Schedule A (the “Loan Warrant Shares”). The Loan Warrant is exercisable for a period of 18 months commencing on the date that is 18 months from the Effective Date and shall expire on the Maturity Date (as defined below). The exercise price of the Loan Warrant is $2.75 per Share (subject to adjustment in the event of share splits or consolidations, issuance of bonus shares, and similar recapitalization events).

1.2.2.
Additional Warrant: A warrant to purchase 69,096 Shares, issued pursuant to the provisions of Section 6 to the Second Amendment, all as listed in Schedule A (the “Additional Warrant Shares”). The Additional Warrant is exercisable as of the Effective Date and until the full repayment of the Remainder Debt, as defined in the Second Amendment. The exercise price of the Additional Warrant, during the first 18 months commencing on the Effective Date (i.e. on or before August 3, 2011) is $3.25 per Share, and thereafter the exercise price shall be increased to $4.00 per Share (in each case, subject to adjustment in the event of share splits or consolidations, issuance of bonus shares, and similar recapitalization events).

Section 2.                     Loan Terms.

2.1.            Term of Loan. The term of the Loan shall commence on the Effective Date and shall terminate, upon payment in full of all outstanding principal and interest hereunder or conversion in full pursuant to Section 2.4 hereof, on the date that is 36 months from the Effective Date (the “Maturity Date”), unless, as a result of Default (as defined in Section 3 herein) or subject to the prior written consent of the Lender, paid in full prior to such date, in which event the term shall expire immediately upon such payment, in full (the “Term”).

2.2.            Interest. The annual rate of interest on the Loan shall be 8% (the “Interest”).  Interest on the Loan shall accrue starting from the Effective Date, shall be compounded annually and will be calculated on the basis of a 360-day year and pro rated with respect to any portion thereof, respectively to the actual date of payment.

2.3.            Payment.  The principal and Interest on the Loan, together with applicable value added tax and subject to any tax withholding, applicable with respect to the Interest, shall be paid to the Lender’s account, as detailed below, on the Maturity Date.

Dimex Systems (1988) Ltd.
The First International Bank of Israel (Bank No. 31)
Branch 121 (Ramat Hachyal)
Account No. 409044423

2.4.            Conversion.  The Lender may, at any time until the Maturity Date, by giving at least 30-days prior written notice to the Company, or upon the occurrence of a Default event listed in Section 3 below, convert the Converted Amount plus Interest (subject to applicable withholding tax) accrued on the Loan to Shares at a conversion price of $3.25 per Share (subject to adjustment in the event of share splits or combinations, consolidations, mergers, issuance of bonus shares, reclassifications and similar recapitalization events) (the “Conversion Shares”).

Section 3.                     Default.       Without derogating from the generality of the provisions of this Loan Agreement, the Lender shall be entitled to demand the immediate repayment of the Converted Amount, upon the occurrence of any one of the events enumerated below (a “Default”), in which case the Company undertakes to pay the Lender all of the Converted Amount due to it and any accrued Interest, and the Lender shall be entitled to take whatever steps it deems fit for the collection of the Loan and Interest as provided under this Agreement

3.1.            the Company is unable to pay its debts as they come due, makes a general assignment for the benefit of its creditors, or files for voluntary liquidation;

3.2.            the filing against the Company of any petition in liquidation or any petition under the provisions of applicable law for the relief of creditors or a liquidator or receiver is appointed for or over all of or a substantial part of the assets of the Company, if such petition or appointment is not dismissed or stayed within sixty (60) days;

3.3.            Any representation made by the Company in this Agreement was false or materially inaccurate, subject to receipt of 5 Business Days prior notice;

3.4.            the Company fails to duly perform or comply with any of its covenants or other obligations under this Agreement and (if capable of remedy) such failure is not remedied within 21 Business Days, after the Lender provides written notice thereof to the Company.

3.5.            the Company adopts a resolution for a merger with and into a third party, where the Company is not the surviving entity (excluding, for the avoidance of doubt, reorganization among the Company and its subsidiaries) or a sale of all or substantially all of the Company’s assets, in each case where such event may reasonably be deemed to have a material adverse effect on the Lender’s ability to receive the Loan repayment hereunder.

Section 4.                     Representations and Warranties by the Company.  The Company hereby represents and warrants to the Lender that:

4.1.            Corporate Organization.  The Company is a public corporation traded on NASDAQ and duly incorporated and validly existing under the laws of Israel, and has the corporate power to own its property and to carry on its business as now being conducted.

4.2.            Due Authorization and Valid Issuance.  The Company has the corporate power to enter into this Agreement and the Registration Rights Agreement (the “Transaction Documents”). The Transaction Documents have been duly approved by the necessary corporate bodies, executed and delivered by the Company. The Conversion Shares, the Loan Warrant Shares and the Additional Warrant Shares will, upon issuance and payment therefore pursuant to the terms hereof, be duly authorized, validly issued, fully-paid and nonassessable, free of any preemptive rights and are free and clear of any liens, claims, encumbrances or third party rights of any kind.

4.3.            Binding Agreement. The Transaction Documents constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with their terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors and contracting parties generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought, and (iii) rights to indemnity and contribution may be limited by Israeli or U.S. state or federal securities laws applicable to the Company or by the public policy underlying such laws.

4.4.            Non-Contravention.  Neither the execution and delivery of the Transaction Documents, nor the consummation of the transactions or the performance of the obligations contemplated hereby will result in any violation or breach of the Company’s articles of association, by-laws, board resolutions or shareholders resolutions.

4.5.            No Consent. In reliance on the representations of the Lender given in Section 5 hereof, no consent of any governmental body or third party is required to be made or obtained by the Company in connection with the execution and delivery of the Transaction Documents by the Company or the consummation by the Company of the transactions or the performance of the obligations contemplated therein by the Company.

4.6.            Capitalization. The authorized share capital of the Company consists of   10,000,000 Ordinary Shares, nominal value NIS 20.00 per share, of which, as of December 15, 2009, 2,607,819 Ordinary Shares are issued and outstanding.

4.7.            Financial Statements.  The audited consolidated financial statements of the Company as of December 31, 2008 and the related notes thereto, as filed by the Company with the Securities and Exchange Commission (“SEC”) under Form 6-K on March 31, 2009, fairly present the financial position of the Company as of their respective dates, and have been prepared in accordance with the books and records of the Company as at the applicable dates and for the applicable periods. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as may be disclosed in the notes to such financial statements, or as may be permitted by the Securities and Exchange Commission and except as disclosed in the filings the Company made in connection with such statements, if any. To the Company’s knowledge, the unaudited consolidated financial statements of the Company as of September 31, 2009, as filed by the Company with the SEC under Form 6-K on November, 2009, fairly present the financial position of the Company as of their respective dates, and have been prepared in accordance with the books and records of the Company as at the applicable dates and for the applicable periods.

4.8.            Legal Proceedings.  Except as disclosed in the Company’s public filings, there is no material legal or governmental proceeding pending or, to the knowledge of the Company, threatened to which the Company is or may be a party.

4.9.            Intellectual Property.  (i) The Company, either directly or through its subsidiaries, owns or possesses sufficient rights to use all material patents, patent rights, trademarks, copyrights, licenses, inventions, trade secrets, trade names and know-how (collectively, “Intellectual Property”) described or referred to in the Company’s public filings as owned or possessed by it, except where the failure to own or possess would not have a material adverse effect on the Company, (ii) to the knowledge of the Company, the Company is not infringing, nor has it received any notice of, any asserted infringement of, any rights of a third party with respect to any Intellectual Property that, individually or in the aggregate, would have a material adverse effect on the Company.

4.10.           Compliance with Law.  To the knowledge of the Company, the business of the Company is conducted in accordance with applicable laws, except to the extent that, individually or in the aggregate, would not have a material adverse effect on the Company.

4.11.           Disclosure. The representations and warranties of the Company contained in this Section 4 as of the Effective Date, and in the Company’s public filings with the SEC, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein, in light of the circumstances under which they are made, not misleading. The Company understands and confirms that the Lender will rely on the foregoing representations in effecting the transaction contemplated in the Transaction Documents and other transactions in securities of the Company.

4.12.            Bank Approval. The Company has obtained a notice from Bank Leumi of the exclusion of the Loan repayment from the Company’s subordination letter.

Section 5.                     Representations and Warranties by the Lender.  The Lender represents to the Company that:

5.1.            Enforceability.  (i) The Lender is authorized and qualified and has full right and power to become a lender to and an investor in the Company, is authorized to extend the Loan to the Company, to convert the Loan into Shares in the event of a conversion pursuant to Section 2.4 hereof, to exercise its Loan Warrant and Additional Warrant, and to perform its obligations pursuant to the provisions hereof, (ii) the person signing the Transaction Documents and any other instrument executed and delivered therewith on behalf of the Lender has been duly authorized by such entity and has full power and authority to do so, and (iii) the Lender has not been formed for the specific purpose of extending the Loan or of acquiring an interest in the Company.

5.2.            Restrictions on Transferability and Hedging.

5.2.1.            The Lender understands that, in the absence of an effective registration statement or an opinion of the Company’s counsel that registration under the Securities Act of 1933 (the “Act”) is not required: (i) the Conversion Shares, Loan Warrant Shares and the Additional Warrant Shares, when issued, shall not be registered under the Act, or under the laws of any other jurisdiction; (ii) such shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and, where required, under the laws of other jurisdictions or unless an exemption from registration is then available; (iii) there is now no registration statement on file with the Securities and Exchange Commission with respect to such shares.

5.2.2.            The Lender acknowledges and agrees that the certificates representing the Conversion Shares, Loan Warrant Shares and the Additional Warrant Shares shall bear restrictive legends, substantially as follows, or as may be required in order to comply with applicable securities rules and regulations:

 “The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred, assigned or otherwise disposed of in the absence of an effective registration statement with respect to the shares evidenced by this certificate, filed and made effective under the Securities Act of 1933, or an opinion of the Company’s counsel that registration under such Act is not required.”

5.2.3.            The Company will not register any transfer of Conversion Shares, Loan Warrant Shares or Additional Warrant Shares not made pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

5.2.4.            The Lender agrees not to engage in hedging transactions with regard to the Conversion Shares, the Warrant Shares and/or the Additional Warrant Shares.

5.3.            Offshore Transaction. The Lender represents that it is not a “U.S. Person”, as such term is defined in Regulation S under the Securities Act of 1933 (“Reg. S”), its principal address is outside the United States and it has no present intention of becoming a resident of (or moving its principal place of business to) the United States.  The Lender was located outside the United States at the time any offer in connection with this Agreement was made to the Lender and at the time that the Lender accepted any such offer. The Conversion Shares, the Loan Warrant Shares and the Additional Warrant Shares if issued, will be acquired solely for the Lender’s own account, and in no event and without derogating from the foregoing, for the account or the benefit of a U.S. person.  The Lender shall comply with the applicable distribution compliance periods pursuant to Reg. S.

5.4.            Investment Purposes. The Conversion Shares, the Loan Warrant Shares and the Additional Warrant Shares, if issued will be acquired for investment purposes. Such Shares will not be acquired with a view to, or for sale in connection with, any distribution or other disposition thereof. The Lender does not have any present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition, and it will not divide its interest in the Company’s Shares with others, resell or otherwise distribute the Company Shares in violation of federal or state U.S. Securities laws or the Israeli Securities Law.

5.5.            Information and Advice.

5.5.1.            The Lender has carefully reviewed and understands the risks of extending the Loan and of the acquisition of the Conversion Shares, the Loan Warrant Shares and the Additional Warrant Shares. In connection with the Lender’s extension of the Loan and, if applicable, investment in the Company, it has obtained the advice of its own investment advisors, counsel and accountants (the “Advisors”).  The Lender and its Advisors have reviewed the Company’s public filings and have been furnished with all materials relating to the Company or the Company Shares that they have requested.  The Lender and its Advisors have been afforded the opportunity to ask questions of the Company concerning the financial and other affairs of the Company and to obtain any additional information necessary to verify the accuracy of any representations or information set forth herein.

5.5.2.            The Company has answered all reasonable inquiries that the Lender or its Advisors have made concerning the Company or any other matters relating to the creation and operations of the Company and the terms and conditions of the Loan.

5.6.             Sophistication and Risk.  The Lender represents that:

5.6.1.            It has such knowledge and experience in financial and business matters, that it is capable of evaluating, and has evaluated, the merits and risks of the Loan and the acquisition of the Conversion Shares, the Loan Warrant Shares and the Additional Warrant Shares.

5.6.2.            It understands that no Israeli or U.S. federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the transactions contemplated in the Transaction Documents.

5.6.3.            Without derogating from any of the Companies representations and warranties contained herein, it understands that the Loan and any acquisition of the Shares involves a high degree of risk, including the risk that the Lender might lose its entire amount invested in the Company.

5.6.4.            It understands that any tax benefits that may be available to the Lender may be lost through adoption of new laws, amendments to existing laws or regulations, or changes in the interpretation of existing laws and regulations.

5.6.5.            It is an "Accredited Investor" as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933.

5.7.            No solicitation.  At no time was the Lender presented with or solicited by any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising or general solicitation concerning the Loan or any investment in the Shares.

5.8.             Broker-Dealer.  The Lender is not a broker-dealer, nor is it an affiliate of any broker-dealer.

5.9.             Further Indebtedness.  The Lender acknowledges that no provision of the Transaction Documents executed and delivered by the Company restricts, or shall be construed to restrict, in any way the ability of the Company to incur indebtedness or to issue share capital or other equity securities (or securities convertible into equity securities) of the Company or to grant liens on its property and assets.

5.10.            Voting and/or Investment Control over the Lender.  The Lender, if required, shall make available to the Company a list of individuals who have or share voting and/or investment control over the Lender. The Lender shall update such list as reasonably requested by the Company in order to comply with its public filing obligations or requests for such information from any regulatory body.

5.11.            Independent Investment.   The Lender is acting independently with respect to its extension of the Loan and its entering into the Transaction Documents.

5.12.            Holdings. Schedule A attached hereto reflects the amount of Company shares held by the Lender and its affiliates as of the Effective Date.

5.13.            Availability of Exemptions.  The Lender understands that the Conversion Shares, the Loan Warrant Shares and the Additional Warrant Shares if issued will be issued in reliance on a transactional exemption or exemptions from the registration requirements of Israeli and U.S. Federal and state securities laws, and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Lender set forth herein in order to determine the applicability of such exemptions and the suitability of the Lender to acquire the Shares.

5.14.            Disclosure. The representations and warranties of the Lender contained in this Section 5 as of the Effective Date, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they are made, not misleading. The Lender understands and confirms that the Company will rely on the foregoing representations in effecting the transaction contemplated in the Transaction Documents and other transactions in securities of the Company.

5.15            Registration Rights Agreement. As of the Effective Date, the Registration Rights Agreement in the form attached hereto as Schedule C (the “Registration Rights Agreement”) shall have been executed and delivered by the Company and the Lender.

Section 6.                     Miscellaneous.

6.1.            Amendments. This Agreement may be modified, supplemented or amended only by a written instrument executed by the Company and the Lender solely with respect to the Lenders rights and obligations.

6.2.            Notices.  Any notice that is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes,  (i) when delivered in writing by hand, upon delivery; (ii) if sent via facsimile or email, upon transmission and electronic confirmation of receipt (and if transmitted and received on a non-business day, on the first Business Day following transmission and electronic confirmation of receipt), (iii) three (3) Business Days (and ten (10) Business Days for international mail) after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (iv) three (3) Business Days after being sent by internationally overnight delivery providing receipt of delivery, to the following addresses:

if to the Company, B.O.S Better Online Solutions Ltd., 20 Freiman Street, Rishon Lezion, 75101 Israel Attn: Mr. Eyal Cohen, CFO, facsimile: (972) 3 954-1003, with a copy to Amit, Pollak Matalon & Co., Nitzba Tower, 17 Yitzhak Sadeh St., Tel-Aviv 67775 Israel  attn: Shlomo Landress, Adv.  Fax: (972) 3 568-9001; or at any other address designated by the Company to the Lender in writing;

if to the Lender, C.O. Gabi Jacobs, Uriel Ofek 3, Hertzliya 46470, facsimile: (972) 9 9573658, with a copy to Ofer Manor, Adv, Shibolet & Co, 4 Berkovitz St, Tel-Aviv 64238, facsimile: (972) 3 7778444 or at any other address designated by the Lender to the Company in writing.

6.3.            Survival of Representations and Warranties. All representations and warranties contained herein or in any Transaction Document or in any other certificate delivered hereunder or thereunder shall survive after the execution and delivery of this Agreement or such certificate or document, as the case may be, during the Term and for a period of 6 months thereafter. All covenants and agreements in the Transaction Documents shall survive in accordance with their terms. This Section shall survive the termination of this Agreement for any reason.

6.4.            Delays or Omissions; Waiver. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

6.5.            Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

6.6.            Entire Agreement. This Agreement and the exhibits and schedules hereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

6.7.            Headings.  All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

6.8.            Severability. Should any one or more of the provisions of this Agreement (including its exhibits and schedules) or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision, which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

6.9.            Assignment. This Agreement may not be assigned in whole or in part by the Lender without the prior written consent of the Company.

6.10.          Governing Law and Venue. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Israel, without regard to conflict of laws provisions. Any dispute arising under or in relation to this Agreement shall be adjudicated in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

6.11.           Counterparts. This Agreement may be executed concurrently in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.12.           Further Actions.  At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF the parties have signed this Loan Agreement in one or more counterparts as of the date first appearing above.

B.O.S BETTER ONLINE SOLUTIONS LTD. By:___________________________ Name:_________________________ Title:__________________________	DIMEX SYSTEMS (1988) LTD. By:____________________________ Name:__________________________ Title:___________________________

Schedule A

LENDER’S NAME AND ADDRESS	CONVERTED AMOUNT	NO. OF CONVERSION SHARES	NO. OF LOAN WARRANT SHARES	NO. OF ADDITIONAL WARRANT SHARES	PRE-LOAN HOLDINGS		POST-LOAN HOLDINGS (ASSUMING CONVERSION OF LOAN AND EXERCISE OF WARRANT
					Amount	Percent	Amount	Percent
Dimex Systems (1988) Ltd. Address: 3 Tvout Ha’aretz St., Tel Aviv 69546	NIS600,000/ $161,594	49,721	49,721	69,096	Per Schedule A to the Loan Agreement between the parties of July 28, 2009
M.T.A.Y Holdings Ltd.					"

Schedule B

THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO B.O.S. BETTER ONLINE SOLUTIONS LTD.  THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase up to 49,721 Ordinary Shares of
B.O.S. Better Online Solutions Ltd.
(subject to adjustment as provided herein)

ORDINARY SHARES PURCHASE WARRANT

No. BOS10-02	Issue Date: February 3rd, 2010

B.O.S. BETTER ONLINE SOLUTIONS LTD. a company incorporated under the laws of the State of Israel hereby certifies that, for value received, Dimex Systems (1988) Ltd.  or assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) from and after the date that is 18 months from the Issue Date of this Warrant and at any time or from time to time before 5:00 p.m., New York time, through the close of business of the date that is 36 months from the Issue Date (the "Expiration Date"), up to 49,721 fully paid and nonassessable Ordinary Shares (as hereinafter defined), NIS 20.00 nominal value per share, at the exercise price of $2.75 per Ordinary Share (the “Exercise Price”).  The number and character of such Ordinary Shares and the Exercise Price per share are subject to adjustment as provided herein.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)           The term "Company" shall include B.O.S. Better Online Solutions Ltd.  and any corporation which shall succeed, or assume the obligations of B.O.S. Better Online Solutions Ltd. hereunder.

(b)           The term "Other Securities" refers to any securities of the Company or any other person (corporate or otherwise) which the Holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Ordinary Shares, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Ordinary Shares or Other Securities pursuant to Section 3 or otherwise.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that Loan Agreement dated as of the date hereof by and among the Company and the Lenders (as defined therein).

1.	Exercise of Warrant.

1.1
Number of Shares Issuable upon Exercise.  From and after the date hereof through and including the Expiration Date, the Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, by delivery of an original exercise notice in the form attached hereto as Exhibit A (the "Exercise Notice") and payment in accordance with Section 2.2 below, Ordinary Shares of the Company (the “Warrant Shares”), subject to adjustment pursuant to Section 4.

1.2
Company Acknowledgment.  The Company will, at the time of the partial exercise of the Warrant, upon the request of the Holder hereof acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such partial exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

2.	Procedure for Exercise.

2.1
Delivery of Share Certificates, Etc., on Exercise.  The Company agrees that the Warrant Shares purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares in accordance herewith.  As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable  Warrant Shares (or Other Securities) to which the Holder shall be entitled on such exercise.

2.2	Exercise.

Payment shall be made in cash, by wire transfer to a bank account the details of which shall have been provided by the Company to the Holder in writing or by certified or official bank check payable to the order of the Company, of the amount equal to the applicable aggregate Exercise Price for the number of Ordinary Shares specified in the Exercise Notice (as such exercise number shall be adjusted to reflect any adjustment in the total number of Warrant Shares issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the applicable number of duly authorized, validly issued, fully-paid and non-assessable  Warrant Shares (or Other Securities) determined as provided herein.

2.3	Fractional Shares. This Warrant may not be exercised for fractional shares. In lieu of fractional shares the Company shall make a cash payment therefor based upon the Exercise Price then in effect.

3.	Effect of Reorganization, Etc.; Adjustment of Exercise Price.

3.1
Reorganization, Consolidation, Merger, Etc.  In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, including the sale of substantially all of the Company’s outstanding share capital to a corporate third party, in consideration for such third party’s securities, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Sections 1 and 2 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Ordinary Shares issuable on such exercise prior to such consummation or such effective date, the shares  and Other Securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

3.2
Extraordinary Events Regarding Ordinary Shares.  In the event that the Company shall (a) issue additional Ordinary Shares as a dividend or other distribution on outstanding Ordinary Shares, (b) subdivide its outstanding Ordinary Shares, or (c) combine its outstanding Ordinary Shares into a smaller number of Ordinary Shares, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such event and the denominator of which shall be the number of  Ordinary Shares outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 3.2.  The number of Ordinary Shares that the Holder of this Warrant shall thereafter, on the exercise hereof be entitled to receive shall be increased or decreased, as the case may be, to a number determined by multiplying the number of Ordinary Shares that would otherwise (but for the provisions of this Section 3.2) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 3.2) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.

3.3	Good Faith. All determinations with respect to adjustments by the Company hereunder shall be made by the Board of Directors in good faith.

4.            Certificate as to Adjustments.  In each case of any adjustment or readjustment in the Ordinary Shares (or Other Securities) issuable on the exercise of the Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

5.            Reservation of Shares, Etc., Issuable on Exercise of Warrant.  The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, Ordinary Shares (or Other Securities) from time to time issuable on the exercise of the Warrant.

6.            Representations of the Company.  The Company represents that (i) all corporate actions on the part of the Company, its officers, directors and shareholders necessary for the sale and issuance of the Warrant Shares pursuant hereto and the performance of the Company's obligations hereunder were taken prior to and are effective as of the issue date of this Warrant; (ii) the Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights, and (iii) the execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Articles of Association, do not and will not contravene any law, governmental rule or regulation, or, to the Company’s knowledge, any judgment or order applicable to the Company, and, except except as would not have a Material Adverse Effect, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound, or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by any government authority or agency or other person. As used herein, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, prospects, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

7.             Representations and Warranties by the Holder.  The Holder represents and warrants to the Company as follows:

7.1
Holder understands that the Warrant is being offered and sold pursuant to an exemption or exemptions from registration requirements of Israeli and US Federal and state securities laws and that the Company is relying upon the truth and accuracy of Holder’s representations contained in that Loan Agreement of even date herewith, including, without limitation, that the Holder is an "Accredited Investor" within the meaning of Regulation D under the Securities Act of 1933.

7.2
Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Holder is able to bear the economic risk of this investment.

7.3
Holder is acquiring the Warrant and the Ordinary Shares issuable upon exercise of the Warrant for its own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

8.            Assignment; Exchange of Warrant.  Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered Holder hereof (a "Transferor") in whole or in part.  On the surrender for exchange of this Warrant, with the Transferor's endorsement in the form of Exhibit B attached hereto (the "Transferor Endorsement Form") and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, which shall include, without limitation, a legal opinion from the Transferor's counsel that such transfer is exempt from the registration requirements of applicable securities laws, the Company at its expense (but with payment by the Transferor of any applicable transfer taxes) will issue and deliver a new Warrant of like tenor, in the name of the transferee specified in such Transferor Endorsement Form (each a "Transferee"), calling in the aggregate on the face thereof for the number of Ordinary Shares called for on the face of the Warrant so surrendered by the Transferor. Notwithstanding the foregoing, no opinion of counsel or "no-action" letter shall be necessary for a transfer without consideration by a Holder to any other entity which controls, is controlled by or is under common control with the Holder.

9.            Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

10.           Registration Rights.  The Holder of this Warrant has been granted certain registration rights by the Company.  These registration rights are set forth in a Registration Rights Agreement entered into by the Company and the Holder dated as of even date of this Warrant.

11.           Rights of Shareholders.   No Holder shall be entitled, in its capacity as a Warrant holder only, to vote or receive dividends or be deemed the holder of the Ordinary Shares or any Other Securities of the Company, which may at any time be issuable upon the exercise of this Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any other matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of nominal value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Ordinary Shares issuable upon the exercise hereof shall have become deliverable, as provided herein.

12.           Transfer on the Company's Books.  Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

13.           Notices, Etc.  All notices and other communications from the Company to the Holder of this Warrant shall be deemed to have been sufficiently given and received for all purposes,  (i) when delivered in writing by hand, upon delivery; (ii) if sent via facsimile or email, upon transmission and electronic confirmation of receipt (and if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of receipt), (iii) seven (7) business days (and fourteen (14) business days for international mail) after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (iv) three (3) business days after being sent by internationally overnight delivery providing receipt of delivery, to the address as may have been furnished to the Company in writing by such Holder or, until any such Holder furnishes to the Company an address, then to, and at the address of, the last Holder of this Warrant who has so furnished an address to the Company.

14.           Miscellaneous.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by and construed in accordance with the laws of the State of Israel without regard to principles of conflicts of laws. Any dispute arising under or in relation to this Agreement shall be adjudicated in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision, which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant.  The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, this Warrant is executed as of the date first written above.

B.O.S. Better Online Solutions Ltd.	Dimex Systems (1988) Ltd.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

FORM OF SUBSCRIPTION
(To Be Signed Only On Exercise Of Warrant)

To:           B.O.S. Better Online Solutions Ltd.

                Attention:                      Chief Financial Officer

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby irrevocably elects to purchase (check applicable box):

__________	__________ Ordinary Shares covered by such Warrant;

           The undersigned herewith makes payment of the full Exercise Price for such shares at the price per share provided for in such Warrant, which is $___________.  Such payment takes the form of (check applicable box or boxes):

☐	$__________ by wire transfer of lawful money of the United States; and/or

☐	$__________ by certified or official bank check payable to the order of the Company

The undersigned requests that the certificate for such shares be issued in the name of, and delivered to ______________________________________________ whose address is ___________________________________________________________________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Ordinary Shares under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an exemption from registration under the Securities Act.

Dated:
(Signature must conform to name of Holder as specified on the face of the Warrant)

Address:

A-1

EXHIBIT B

FORM OF TRANSFEROR ENDORSEMENT
(To Be Signed Only on Transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person named below under the heading "Transferee" the right represented by the within Warrant to purchase the number of Ordinary Shares of B.O.S Better Online Solutions Ltd. into which the within Warrant relates and appoints each such person attorney-at-fact to transfer its respective right on the books of B.O.S. Better Online Solutions Ltd.  with full power of substitution.

NAME OF TRANSFEREE	ADDRESS

DATED:
(SIGNATURE MUST CONFORM TO NAME OF HOLDER AS SPECIFIED ON THE FACE OF THE WARRANT)

ADDRESS:

ACCEPTED AND AGREED:
[TRANSFEREE]

By:
Name:
Title:

Schedule C

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement is made and entered into as of February 3rd,2010 (the “Effective Date”) by and among B.O.S. Better Online Solutions Ltd., an Israeli company (the “Company”), and Dimex Systems (1988) Ltd. (the “Lender”).

WHEREAS, the Company and the Lender have entered into that certain Loan Agreement (the “Loan Agreement”) dated as of February 3rd, 2010; and

WHEREAS, pursuant to the Loan Agreement and in accordance with the terms thereof, the Loan extended by the Lender is convertible into Ordinary Shares, each with a nominal value of NIS 20.00 per share, of the Company (“Ordinary Shares”);

WHEREAS, the Company has also issued to the Lender a Loan Warrant pursuant to the Loan Agreement and an Additional Warrant pursuant to the "Second Amendment", as defined in the Loan Agreement, (together, the “Warrants) for the purchase of Ordinary Shares of the Company, each with a nominal value of NIS 20.00; and

WHEREAS, the parties desire to set forth certain matters regarding ownership of the Company Shares (as defined below), as more fully set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	DEFINITIONS.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1
“Holders” means the Lender, and any transferee or assignee to whom the Lender assigns its rights, in whole or in part, and any transferee or assignee thereof to whom a transferee or assignee assigns its rights, in accordance with Section 9.

1.2	“ISA” means the Israel Securities Authority or any similar or successor agency of Israel administering the Israel Securities Law.

1.3	“Israel Securities Law” means the Israel Securities Law, 5728-1968 (including the regulations promulgated thereunder), as amended.

1.4	“1933 Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

1.5	“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any similar successor statute.

1.6	"Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

1.7
“Permitted Transferee” means with respect to any Holder: (i) a transferee by operation of law; (ii) a spouse or child of the Holder; (iii) in the case of a transfer by a Holder that is a limited partnership, any affiliated limited partnership managed by the same management company or to the partners of the limited partnership; (iv) in the case of a transfer by a Holder that is a limited liability company, any affiliated limited liability company managed by the same management company, and the members of such limited liability company; and (v) an entity Controlling the Holder, under the Control of the Holder or under common Control with the Holder or any Permitted Transferee set forth in (i) - (iv) of this definition.

1.8
“Register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act and the effectiveness of such registration statement in accordance with the 1933 Act or the equivalent actions under the laws of another jurisdiction.

1.9
“Registrable Securities” means any Shares (as defined below) held by the Lender or that may be held by the Lender (upon conversion of the Loan or pursuant to the exercise of the Warrants) and any other securities issued by the Company to the Lender in respect of such Shares by means of exchange, reclassification, dividend, distribution, split-up, combination, subdivision, recapitalization, merger, spin-off, reorganization, contractual obligation or otherwise, prior to the date the Registration Statement was filed with the SEC, except that Shares that can be sold without restriction pursuant to Rule 144 under the 1933 Act shall not be deemed Registrable Securities.

1.10
“Registration Statement” means a registration statement or registration statements of the Company covering Registrable Securities filed with the SEC under the 1933 Act on Form F-3, so as to allow the Holder to freely resell the Registrable Securities on the exchange on which securities of the Company of the same class or series are then listed.

1.11	“SEC” means the United States Securities and Exchange Commission or any similar or successor agency of the United States administering the 1933 Act.

1.12	“Shares” means the Ordinary Shares to be issued to the Lender upon conversion of the Loan and any Warrant Shares.

1.13	“Warrant Shares” means Ordinary Shares to be purchased by the Lender pursuant to the exercise of the Warrants.

1.2	Capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

2.	LISTING & REGISTRATION OF THE SHARES

2.1
The Company shall prepare and, no later than 12 months following the Effective Date of the Loan Agreement, file with the SEC a Registration Statement on Form F-3 covering the resale of all of the then Registrable Securities that are not already registered. The Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as possible after such filing with the SEC. Notwithstanding the above, the Lender acknowledges that the SEC may mandate a limit on the number of Registrable Securities that can be included in the Registration Statement and in such case the Company shall be required to register only such amount of Registrable Securities as shall not exceed the aforementioned limit, pro-rated amongst the Lender and other lenders participating in such registration statement filed in connection with the Qualified Offering, as defined in the First Amendment, provided all such other lenders participated in the Qualified Offering.

2.2
In the event that Form F-3 shall not be available for the registration of the resale of Registrable Securities hereunder, the Company shall promptly register the resale of the Registrable Securities on another appropriate form in accordance with its undertakings hereunder, to the extent such registration is permitted under the rules and regulations of the SEC and in compliance with the SEC's requirements therefore.

2.3
The Company represents and warrants to the Lender that the Company is not a party to any agreement that conflicts in any manner with the Lender’s rights to cause the Company to register Registrable Shares pursuant to this Agreement.

3.	RELATED OBLIGATIONS.

3.1
Following the filing and effectiveness of each Registration Statement with the SEC pursuant to Section 2.1, the Company shall use commercially reasonable efforts to keep the Registration Statement effective pursuant to Rule 415 of the 1933 Act at all times until the earlier of (i) the date as of which all of the Registrable Securities covered by such Registration Statement may be sold without restriction pursuant to Rule 144(k) under the 1933 Act (ii) the date on which the Holders shall have sold all the Registrable Securities covered by such Registration Statement; or (iii) the fifth anniversary of the date hereof (the “Registration Period”). The Company shall ensure that such Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, subject to Section 3.5 below.

3.2
The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with such Registration Statement, as may be necessary to keep such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the 1933 Act and any applicable provisions of the Israel Securities Law with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement.  In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to the Agreement (including pursuant to this Section 3.2 by reason of the Company filing a report on Form 20-F, Form 6-K or any analogous report under the 1934 Act), the Company shall have incorporated such report by reference into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC as may be required to maintain the Registration Statement effective during the Registration Period.

3.3
The Company shall furnish such Holder whose Registrable Securities are included in any Registration Statement, without charge, (i) a copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, all exhibits and each preliminary prospectus, (ii) upon the effectiveness of any Registration Statement, a copies of the prospectus included in such Registration Statement and all amendments and supplements thereto and (iii) such other documents, as such Holder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Holder.

3.4
The Company shall use its commercially reasonable efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by the Holders of the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” laws of all the states of the United States, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.4, or (y) file a general consent to service of process in any such jurisdiction.  The Company shall promptly notify each Holder who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

3.5
The Company shall notify each Holder in writing of the happening of any event, (a “Discontinuation Event”) as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall use its commercially reasonable efforts to minimize the period of time during which a Registration Statement includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly notify each Holder in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed so that the Registration Statement does not include an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and when a Registration Statement or any post-effective amendment has become effective, (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, and (iii) of the Company's reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

3.6
The Company shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction (each, a “Suspension Event”) and, if such an order or suspension is issued, to promptly obtain the withdrawal of such order or suspension and to notify each Holder who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

3.7
The Company shall use its commercially reasonable efforts to cause all the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed.

3.8
The Company shall cooperate with the Holders who hold Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to the effective Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Holders may reasonably request and registered in such names as the Holders may request.

3.9	The Company shall provide a transfer agent and registrar of all Registrable Securities and a CUSIP number not later than the effective date of the applicable Registration Statement.

3.10
If requested by a Holder, the Company shall, to the extent necessary for compliance with the Securities Act of 1933: (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as a Holder requests to be included therein, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement if reasonably requested by a Holder of such Registrable Securities.

3.11	The Company shall comply with all applicable securities laws and rules and regulations of the SEC and the ISA.

4.
OBLIGATIONS OF THE HOLDERS.

Each Holder agrees that, upon receipt of any notice from the Company of the happening of a Discontinuation Event (as defined in Section 3.5) or a Suspension Event (as defined in Section 3.6), such Holder will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.5 or receipt of notice that no supplement or amendment is required or that the Suspension Event was removed.

5.	EXPENSES OF REGISTRATION.

All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, fees and disbursements of one counsel to the Lender and counsel to the Company shall be paid by the Company.

6.	INDEMNIFICATION. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

6.1
To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend each Holder, the directors, officers, partners, employees, agents, representatives of, and each Person, if any, who controls any Holder within the meaning of the 1933 Act or 1934 Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys' fees, amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in defending any action, claim, suit, inquiry, proceeding, investigation by or before any court or governmental, administrative or other regulatory agency, body or the SEC or the ISA, whether pending or threatened, whether or not a Person to be indemnified is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement, preliminary prospectus, final prospectus or “free writing prospectus” (as such term is defined in Rule 405 under the 1933 Act)  or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation by the Company of the 1933 Act, the 1934 Act, the Israel Securities Law or other federal or state or Israeli securities law applicable to the Company and relating to any action or inaction required of the Company in connection with such registration (“Violations”).  Subject to Section 6.3, the Company shall reimburse the Indemnified Persons promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim.  Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6.1: shall not apply: (i) to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person expressly for inclusion in any such Registration Statement, preliminary prospectus, final prospectus or free writing prospectus or any such amendment thereof or supplement thereto; (ii) to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld; and (iii) to the use of the Registration Statement or the related Prospectus following a Discontinuation Event or a Suspension Event,  provided the Indemnified Person received prior notice of such event; or (iv) if the Indemnified Person fails to deliver a prospectus, as then amended or supplemented, provided that the Company shall have delivered to the Indemnified Person such prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Holders pursuant to Section 9.

6.2
In connection with any Registration Statement in which a Holder is participating, each such Holder agrees, severally and not jointly, to indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6.1, the Company, each of its directors, each of its officers, employees, agents. Representatives and each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (each an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for inclusion in Registration Statement, preliminary prospectus, final prospectus or free writing prospectus and, subject to Section 6.3, such Holder will reimburse any legal or other expenses reasonably incurred by an Indemnified Party in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6.2 and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Holder, which shall not be unreasonably withheld; provided, further, however, that the Holder shall be liable under this Section 6 for only that amount of a Claim or Indemnified Damages as does not exceed the higher of: (i) the net proceeds to such Holder as a result of the sale of Registrable Securities pursuant to such Registration Statement and (ii) the aggregate Conversion Price  (as defined in the Loan Agreement) and the aggregate Exercise Price (as defined in the Warrant) paid by the applicable Holder for the Ordinary Shares and the Warrant Shares. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Holders pursuant to Section 9.

6.3
Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if the representation by such counsel of the Indemnified Person or Indemnified Party together with the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding.  In the case of an Indemnified Person, legal counsel referred to in the immediately preceding sentence shall be selected by the Holders holding a majority in interest of the Registrable Securities included in the Registration Statement to which the Claim relates.  The Indemnified Party or Indemnified Person shall cooperate with the indemnifying party in connection with any negotiation or defense of any such action or Claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or Claim.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action, but the omission to so notify the indemnifying party will not relieve such indemnifying party of any liability that it may have to any Indemnified Person or Indemnified Party otherwise than under this Section 6.3, including pursuant to Section 6.5.

6.4
The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

6.5
The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7.
CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law or insufficient to hold an Indemnified Person or an Indemnified Party, as the case may be, harmless, then the indemnifying party, in lieu of indemnifying such Indemnified Person or Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Person or Indemnified Party as a result of such Claims and Indemnified Damages (each as defined in Section 6.1 above) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the Indemnified Person or Indemnified Party, as the case may be, on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the Indemnified Person or Indemnified Party, as the case may be, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnified Person or Indemnified Party, as the case may be, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

Notwithstanding the foregoing, (i) no Person involved in the sale of Registrable Securities, which Person is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) in connection with such sale, shall be entitled to contribution from any Person involved in such sale of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities pursuant to such Registration Statement.

8.	REPORTS UNDER THE 1934 ACT.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:

8.1	make and keep public information available, as those terms are understood and defined in Rule 144;

8.2
file with the SEC in a timely manner all reports and other documents required by the Company under the 1993 Act and the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

8.3
furnish to each Holder so long as such Holder owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Holders to sell such securities pursuant to any rule or regulation of the SEC allowing the Holder to sell any securities without registration.

9.
ASSIGNMENT OF REGISTRATION RIGHTS.

Subject to the prior approval of the Company, at any time prior to the time the Registration Statement was filed with the SEC, the rights under this Agreement shall be assignable by the Lender to any transferee of all or any portion of the Lender's respective portion of the Loan together with its Registrable Securities or the Warrant if:  (i) the Lender agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act and applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; and (v) such transfer shall have been made in accordance with the applicable requirements of the Loan Agreement and applicable securities laws.

Notwithstanding the above, any Holder may assign its right to cause the Company to register Shares pursuant to this Agreement to (i) a Permitted Transferee of all or any part of its Shares, or  (ii) an acquirer of no less than twenty percent (20%) of the Holder’s Shares if: (a) the transferor shall, within 14 (fourteen) days after such transfer, furnish the Company with written notice of the name and address of such transferee, the securities with respect to which such registration rights are being assigned, and the transferee's written agreement to be bound by this Agreement; (b) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act and applicable state securities laws; and (c) such transfer shall have been made in accordance with the applicable securities laws.

10.	MISCELLANEOUS

10.1
Amendments; Waivers.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Company and the the Lender.

10.2
Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to its subject matter, and supersedes and replaces all prior agreements and understandings of the parties in connection with such subject matter.

10.3
Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger in accordance with the provisions of the Loan Agreement.

10.4
Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the internal laws of the State of Israel without regard to the provisions relating to conflicts of law.  Any dispute arising under or in relation to this Agreement shall be resolved exclusively by the competent courts of Tel-Aviv Jaffa district, and the parties hereto irrevocably submit to the exclusive jurisdiction of such court for such purposes.

10.5
Successors and Assigns.   Except as otherwise expressly limited herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party without the prior written consent of the other party hereto.

10.6
Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.7
No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

10.8
Headings.  The section and paragraph headings in this Agreement are for convenience of reference only and are not intended to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

10.9	Counterparts. This Agreement may be executed in one or more counterparts (including facsimile counterparts), all of which taken together shall constitute one agreement.

10.10
Equitable Relief.  The parties hereto agree that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first set forth above.

B.O.S. Better Online Solutions Ltd. By: ___________________________ Name: _________________________ Title: _________________________	.

Dimex Systems (1988) Ltd. By: ___________________________ Name: ______________________ Title: _______________________